Exhibit 99.2

ACME Board of Directors Approves Stock Repurchase Program

Amends and Expands Credit Facilities

SANTA ANA, Calif., Nov. 8, 2004 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME) announced today that its Board of Directors has approved the repurchase of up to $10 million of ACME common stock. The repurchases will be made as market and business conditions warrant. The Company will finance the purchase of the shares through borrowings under its senior credit facility, which has been amended to allow for the stock repurchase plan. The share repurchase plan will expire on December 31, 2005.

The Company also announced today that it has amended and restated its senior credit agreement and concurrently entered into a second lien credit agreement, the combination of which increases the Company's maximum borrowings to $80 million from $49 million. The new facilities also allow the Company to use proceeds from borrowings under its senior credit facility to repurchase up to $15 million of its common stock. Maximum borrowings under the senior credit facility have been increased from $49 million to $60 million and the maturity extended to November 8, 2008. The second lien term loan, which is for $20 million and is payable on an interest-only basis until its maturity in May 2009, was funded today and the proceeds were used to reduce the senior credit facility.

Jamie Kellner, ACME's Chairman and CEO, commented, "We continue to believe that the repurchase of our common stock at current price levels represents a prudent and attractive use of our capital, as well as an opportunity to increase value for our shareholders. Our revised credit facility reflects the confidence that our lenders have in our business plan and our assets. Media industry valuations have been depressed over the past year due to the softness of the economic recovery and stalled deregulation. However, given the outcome of the Presidential election, we believe the industry will see a more favorable deregulatory environment in 2005. Once that uncertainty regarding the direction of both the regulatory and consolidation fronts is lifted, we believe we will be in a strong position to fully exploit the value of our assets to the benefit of our shareholders."

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "believe", "will" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to secure Federal Communications Commission approval for construction permits, the possibility of future borrowing limitations under our senior credit facility and the other risk factors set forth in the Company's 2003 Form 10-K/A filed with the SEC on August 11, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

CONTACT:
ACME Communications, Inc.
Tom Allen, Executive Vice President and CFO
(714) 245-9499

Brainerd Communicators, Inc.
Todd St. Onge
(212) 986-6667
stonge@braincomm.com